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                                EXHIBIT 12 FERRO
                          CORPORATION AND SUBSIDIARIES
                           RATIO OF EARNINGS TO FIXED CHARGES

                                                       12 months       12 months
                                                       DECEMBER         DECEMBER
(Dollars in Thousands)                                   1998             1997
                                                       ---------       ---------

Earnings:
        Pre-Tax Income (Loss)                              69,282       (48,470)
        Add: Fixed Charges                                 18,761        15,293
        Less: Interest Capitalization                        (637)         (482)
                                                          -------       -------
              Total Earnings                               87,406       (33,659)
                                                          =======       =======

Fixed Charges:
        Interest Expense                                   15,284        12,163
        Interest Capitalization                               637           482
        Interest Portion of Rental Expense                  2,840         2,648
                                                          -------       -------
               Total Fixed Charges                         18,761        15,293
                                                          =======       =======
               Total Earnings                              87,406       (33,659)


Divided By:
               Total Fixed Charges                         18,761        15,293
                                                          -------       -------
                 Ratio                                       4.66         (2.20)



Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense includes conservative estimates based on calculations from prior years.